Monday, April 30, 2007

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Lakeville,  Connecticut,  April 30,  2007/PRNewswire....Salisbury  Bancorp, Inc.
(the "Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the first quarter of 2007 totaled $934,243 which represents earnings per average share outstanding of $.55. This compares to net income of $1,146,922 or $.68 per average share outstanding for the first quarter of 2006. Net loans outstanding at March 31, 2007 totaled $246,052,740. This represents an increase of $27,543,258 or 12.61% when compared to net loans outstanding of $218,509,482 at March 31, 2006. The Bank continues to monitor the quality of the loan portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Company's objectives. It is important to note that the portfolio does not include any sub-prime loans. Deposits totaled $305,017,112 at March 31, 2007 which represents an increase of $15,335,171 or 5.29% when compared to total deposits of $289,681,941 at March 31, 2006. The Trust and Investment Services division continues to grow in total assets and accounts under management. This increase has produced revenues totaling $530,000 for the first quarter of 2007. This is an increase of $45,000 or 9.3% when compared to revenues of $485,000 for the first quarter of 2006. Overall, as our core business continues to strengthen, we remain confident that the Bank is well positioned to meet its goals and objectives that have been established to enhance long-term shareholder value. We are encouraged by these accomplishments and believe that the results of the first quarter are a solid performance in a very challenging interest rate environment.

                                            Quarter Ended
                                              March 31,
                                          2007          2006
                                             (unaudited)

Total interest and dividend
   income                              $6,437,016   $5,460,218
Total interest expense                  3,070,603    2,166,532
Net interest and dividend
  income                                3,366,413    3,293,686
Trust/Investment services income          530,000      485,000
Gains on sales of available-for-sale
   securities, net                        117,064       74,367
Other noninterest income                  477,327      466,454
Other noninterest expense               3,319,467    2,837,368
Income before income taxes              1,171,337    1,482,139
Income tax expense                        237,094      335,217
Net income                             $  934,243   $1,146,922
Earnings per average outstanding
   share                               $      .55   $      .68


Previously, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.27 per common share outstanding. This compares to a $.26 per share cash dividend that was declared during the first quarter of 2006. The $.27 per share dividend is payable on April 30, 2007 to shareholders of record as of March 30, 2007.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $430 million and capital in excess of $44 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full complement of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


                                      -4-